CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #73 to the Registration Statement on Form N-1A of Spirit of America Investment Fund, Inc. and to the use of our reports dated February 28, 2022 on the financial statements and financial highlights of the Spirit of America Real Estate Income and Growth Fund, Spirit of America Large Cap Value Fund, Spirit of America Municipal Tax Free Bond Fund, Spirit of America Income Fund, and Spirit of America Income and Opportunity Fund, each a series of shares of Spirit of America Investment Fund, Inc. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 28, 2022